SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                ENTERACTIVE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293636106
                             ----------------------
                                 (CUSIP Number)
                                    Copy to:

Seneca Ventures                       Stephen A. Cohen, Esq.
68 Wheatley Road                      Morrison Cohen Singer & Weinstein, LLP
Brookville, New York  11545           750 Lexington Avenue
Telephone (516) 626-3070              New York, New York 10022
                                      Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                February 6, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following space __.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                           Barry Rubenstein

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions) (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                         United States

--------------------------------------------------------------------------------
                  7    Sole Voting Power
    Number of            323,000 shares                                  2.0%
     Shares       --------------------------------------------------------------
  Beneficially    8    Shared Voting Power
    Owned By           7,285,886 shares                                 43.7%
      Each        --------------------------------------------------------------
    Reporting     9    Sole Dispositive Power
     Person              323,000 shares                                  3.4%
      With        --------------------------------------------------------------
                  10   Shared Dispositive Power
                       2,634,686 shares                                 26.8%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                       2,957,686 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13      Percent of Class Represented by Amount in Row (11)              29.6%

--------------------------------------------------------------------------------
14      Type of Reporting Person (See Instructions)

                                  IN
================================================================================

                                     2 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                        Woodland Venture Fund

--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                              New York

--------------------------------------------------------------------------------
                  7     Sole Voting Power
                        459,215 shares                                   2.8%
    Number of     --------------------------------------------------------------
     Shares       8     Shared Voting Power
  Beneficially          932,987 shares                                   5.7%
    Owned By      --------------------------------------------------------------
      Each        9     Sole Dispositive Power
    Reporting           214,415 shares                                   2.3%
     Person       --------------------------------------------------------------
      With        10    Shared Dispositive Power
                        606,587 shares                                   6.3%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                        821,002 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares   |_|
     (See Instructions)

--------------------------------------------------------------------------------
13      Percent of Class Represented by Amount in Row (11)               8.6%

--------------------------------------------------------------------------------
14      Type of Reporting Person (See Instructions)

                                  PN
================================================================================

                                     3 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                            Seneca Ventures

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                             New York

--------------------------------------------------------------------------------
                  7    Sole Voting Power
    Number of            306,836 shares                                   1.9%
     Shares       --------------------------------------------------------------
  Beneficially    8    Shared Voting Power
    Owned By           1,085,366 shares                                   6.6%
      Each        --------------------------------------------------------------
    Reporting     9    Sole Dispositive Power
     Person              143,636 shares                                   1.5%
      With        --------------------------------------------------------------
                  10   Shared Dispositive Power
                         677,366 shares                                   7.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         821,002 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                  8.6%

--------------------------------------------------------------------------------
14    Type of Reporting Person(See Instructions)

                                                  PN
================================================================================

                                     4 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                        Woodland Services Corp.

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)                                     |_|

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                            New York

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                   0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             1,392,202 shares                                 8.5%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                   0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           821,002 shares                                 8.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                           821,002 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                  8.6%

--------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

                                CO
================================================================================

                                     5 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                             21st Century Communications Partners, L.P.

--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds (See Instructions)   WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of            2,084,289 shares                                 12.8%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By               988,662 shares                                  6.1%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                701,169 shares                                  7.4%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           331,782 shares                                  3.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,032,951 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                  11.0%

--------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

                                                PN
================================================================================

                                     6 of 45

CUSIP
No. 293636106                          13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                            21st Century Communications T-E Partners, L.P.

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of              713,004 shares                                  4.4%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             2,359,947 shares                                 14.5%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                242,172 shares                                  2.6%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           790,779 shares                                  8.4%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,032,951 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                  11.0%

--------------------------------------------------------------------------------
14    Type of Reporting Person(See Instructions)

                                                PN
================================================================================

                                     7 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                          21st Century Communications Foreign Partners, L.P.

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of              275,658 shares                                  1.7%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             2,797,293 shares                                 17.2%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                 89,610 shares                                  1.0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           943,341 shares                                 10.0%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,032,951 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                   11.0%

--------------------------------------------------------------------------------
14    Type of Reporting Person(See Instructions)

                                                PN
================================================================================

                                     8 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                          Michael J. Marocco

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                         United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                   0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             3,072,951 shares                                18.9%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                   0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                         1,032,951 shares                                11.0%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,032,951 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                 11.0%

--------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

                                                 IN
================================================================================

                                     9 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                              Barry Lewis

--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                         United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of            0 shares                                         0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             0 shares                                         0%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person              0 shares                                         0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                         0 shares                                         0%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                         0 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                  0%

--------------------------------------------------------------------------------
14    Type of Reporting Person (See Instructions)

                                                 IN
================================================================================

                                    10 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
                                            John Kornreich
--------------------------------------------------------------------------------
 2    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
 3    SEC Use Only

--------------------------------------------------------------------------------
 4    Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5    Check Box if Disclosure of Legal Proceedings is Required               |_|
      Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    Citizenship or Place of Organization                         United States

--------------------------------------------------------------------------------
                  7  Sole Voting Power
    Number of                0 shares                                      0%
     Shares       --------------------------------------------------------------
  Beneficially    8  Shared Voting Power
    Owned By         3,072,951 shares                                   18.9%
      Each        --------------------------------------------------------------
    Reporting     9  Sole Dispositive Power
     Person                  0 shares                                      0%
      With        --------------------------------------------------------------
                  10 Shared Dispositive Power
                     1,032,951 shares                                   11.0%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned By Each Reporting Person
                     1,032,951 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares |_| (See Instructions)

--------------------------------------------------------------------------------
13    Percent of Class Represented by Amount in Row (11)                11.0%

--------------------------------------------------------------------------------
14    Type of Reporting Person(See Instructions)

                                                IN
================================================================================

                                    11 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                          Harvey Sandler

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             3,072,951 shares                             18.9%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                         1,032,951 shares                             11.0%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,032,951 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares   |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                11.0%

--------------------------------------------------------------------------------
14  Type of Reporting Person(See Instructions)

                                              IN
================================================================================

                                    12 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                          Andrew Sandler

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7  Sole Voting Power
    Number of                0 shares                                     0%
     Shares       --------------------------------------------------------------
  Beneficially    8  Shared Voting Power
    Owned By         3,072,951 shares                                  18.9%
      Each        --------------------------------------------------------------
    Reporting     9  Sole Dispositive Power
     Person                  0 shares                                     0%
      With        --------------------------------------------------------------
                  10 Shared Dispositive Power
                     1,032,951 shares                                  11.0%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                     1,032,951 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                 11.0%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                              IN
================================================================================

                                    13 of 45

CUSIP
No.   293636106                               13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                          Barry Fingerhut

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                1,000 shares                               0.01%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             5,816,684 shares                               35.7%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                  1,000 shares                               0.01%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                         1,736,684 shares                               18.4%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                         1,737,684 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                  18.5%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               IN
================================================================================

                                    14 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                           Irwin Lieber

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions) (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7    Sole Voting Power
    Number of            23,000 shares                                   0.1%
     Shares       --------------------------------------------------------------
  Beneficially    8    Shared Voting Power
    Owned By           5,816,684 shares                                 35.7%
      Each        --------------------------------------------------------------
    Reporting     9    Sole Dispositive Power
     Person               23,000 shares                                  0.2%
      With        --------------------------------------------------------------
                  10   Shared Dispositive Power
                       1,736,684 shares                                18.4%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                       1,759,684 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                  18.7%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                                IN
================================================================================

                                    15 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                         Woodland Partners

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)   WC, OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required               |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
                  7  Sole Voting Power
    Number of          198,914 shares                                    1.2%
     Shares       --------------------------------------------------------------
  Beneficially    8  Shared Voting Power
    Owned By         1,193,288 shares                                    7.3%
      Each        --------------------------------------------------------------
    Reporting     9  Sole Dispositive Power
     Person             35,714 shares                                    0.4%
      With        --------------------------------------------------------------
                  10 Shared Dispositive Power
                       785,288 shares                                    8.2%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                     821,002 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                   8.6%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               PN
================================================================================

                                    16 of 45

CUSIP
No.  293636106                         13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                    Applewood Associates, L.P.

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  WC, OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of            2,743,733 shares                                 16.9%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By                     0 shares                                    0%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                703,733 shares                                  7.5%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                                 0 shares                                    0%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           703,733 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                     7.5%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               PN
================================================================================

                                    17 of 45

CUSIP
No.  293636106                         13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                      Applewood Capital Corp.

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                  0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             2,743,733 shares                               16.9%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                  0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           703,733 shares                                7.5%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           703,733 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                   7.5%


--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               CO
================================================================================

                                    18 of 45

CUSIP
No.  293636106                         13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                            Seth Lieber

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)         OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             2,743,733 shares                             16.9%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           703,733 shares                              7.5%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           703,733 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                7.5%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               IN
================================================================================

                                    19 of 45

CUSIP
No.  293636106                         13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                          Jonathan Lieber

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required               |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0   shares                              0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             2,743,733 shares                             16.9%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           703,733 shares                              7.5%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           703,733 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                 7.5%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                                               IN
================================================================================

                                    20 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                        Marilyn Rubenstein

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                 0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             1,392,202 shares                               8.5%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                 0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           821,002 shares                               8.6%
--------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned By Each Reporting Person
                           821,002 shares

--------------------------------------------------------------------------------
12 Check Box if the Aggregate Amount in Row (11) excludes Certain Shares     |_|
   (See Instructions)

--------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)                   8.6%

--------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

                                              IN
================================================================================

                                    21 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                        The Marilyn and Barry Rubenstein Family Foundation

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of              104,237 shares                               0.6%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By             1,287,965 shares                               7.8%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                104,237 shares                               1.1%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           716,765 shares                               7.5%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           821,002 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                  8.6%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                              OO
================================================================================

                                    22 of 45

CUSIP
No.   293636106                        13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                         Brian Rubenstein

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)  OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                 |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                 0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By               104,237 shares                               0.6%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                 0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           104,237 shares                               1.1%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                                            104,237 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                  1.1%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                              IN
================================================================================

                                    23 of 45

CUSIP
No.   293636106                               13D
================================================================================
 1  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
                                        Rebecca Rubenstein

--------------------------------------------------------------------------------
 2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3  SEC Use Only

--------------------------------------------------------------------------------
 4  Source of Funds (See Instructions)           OO

--------------------------------------------------------------------------------
 5  Check Box if Disclosure of Legal Proceedings is Required                |_|
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
 6  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
                  7      Sole Voting Power
    Number of                    0 shares                                 0%
     Shares       --------------------------------------------------------------
  Beneficially    8      Shared Voting Power
    Owned By               104,237 shares                               0.6%
      Each        --------------------------------------------------------------
    Reporting     9      Sole Dispositive Power
     Person                      0 shares                                 0%
      With        --------------------------------------------------------------
                  10     Shared Dispositive Power
                           104,237 shares                               1.1%
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially Owned By Each Reporting Person
                           104,237 shares

--------------------------------------------------------------------------------
12  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares    |_|
    (See Instructions)

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                  1.1%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)

                              IN
================================================================================

                                    24 of 45

        This statement, dated February 6, 1998, constitutes Amendment No. 5 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Enteractive, Inc. (the "Issuer").

        The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

        This Amendment No. 5 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 1. Security and Issuer

        The Issuer offered to exchange (the "Exchange Offer") 2.8 of its privately held Common Stock Purchase Warrants (the "1996 Warrants") expiring December 13, 2001 into one share of its Common Stock, $.01 par value. The Exchange Offer, as amended, was conditioned upon the Issuer's (i) right to terminate and cancel the Exchange Offer if the Issuer did not receive a valid tender for exchange of at least 90% of the outstanding 1996 Warrants pursuant to the Exchange Offer, and (ii) the Issuer obtaining the written consent of 90% of the holders of its Class A Convertible Preferred Stock with respect to a proposal which would (a) delay the date in which the Preferred Stock would first be convertible into Common Stock from May 1, 1998 to July 1, 1999, and (b) modify certain redemption features of the Preferred Stock. In addition, all holders of the Preferred Stock that approved the above referenced proposal would receive a special monthly interest payment equal to 12% per annum (or 1% per month) of the stated value of the Preferred Stock ($1,250) for the period commencing April 30, 1998, and ending on the earlier of (i) June 30, 1999, or
(ii) the redemption date of the Preferred Stock.

               For purposes of calculating the number of voting rights for the Preferred Stock, the Stated Value of the Preferred Stock was divided by $1.225, or 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter prior to December 1, 1997.

ITEM 2. Identity and Background

        20. (a) The Marilyn and Barry Rubenstein Family Foundation, an organization which is exempt from Federal Income taxation pursuant to Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Foundation").

               (b)    Address:      68 Wheatley Road
                                    Brookville, New York 11545

               (c)    Principal Business:   Charitable Foundation

                                    25 of 45

               (d)    No.

               (e)    No.

                      Barry Rubenstein, Marilyn Rubenstein, Brian Rubenstein, and effective July 1, 1997, Rebecca Rubenstein, are trustees of the Foundation.

        22.    (a)    Rebecca Rubenstein, one of the trustees of the Foundation.

               (b)    Address:      300 East 75th Street
                                    New York, New York 10021

               (c)    Principal Occupation: Teacher

               (d)    No.

               (e)    No.

               (f)    Citizenship:  United States

                      Rebecca Rubenstein is the daughter of Barry and Marilyn Rubenstein, and the sister of Brian Rubenstein.


        23.    (a)    Michael J. Marocco, is the sole shareholder of MJDM Corp.
(Effective January 1, 1997, MJM Media Corp. transferred and assigned its interest in SCM to MJDM Corp., a New York corporation).

               (b)    Address:      767 Fifth Avenue, 45th Floor
                                    New York, New York 10153

               (c)    Principal Business:   General Partner of partnerships and
limited partnerships engaged in the investment business.

               (d)    No.

               (e)    No.

               (f)    Citizenship: United States.

                      MJDM Corp. is a general partner of SCM.

                                    26 of 45

        24.    (a)    Barry Lewis, is the majority shareholder of EMEBE Corp.

               (b)    Address:      767 Fifth Avenue, 45th Floor
                                    New York, New York 10153

               (c)    Principal Business:   General Partner of partnerships and
limited partnerships engaged in the investment business.

               (d)    No.

               (e)    No.

               (f)    Citizenship:  United States.

                      EMEBE Corp. was a general partner of SCM through June 30, 1997.


ITEM 5. Interests in Securities of the Issuer.

               (a) The following list sets forth the aggregate number and percentage (based on 8,019,555 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended November 30, 1997 and 1,397,321 shares of Common Stock issued pursuant to the Exchange Offer) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of February 6, 1998:

                               Shares of                                     Percentage of Shares
                              Common Stock                                      of Common Stock
          Name            Beneficially Owned(1)   Percent of Voting Control   Beneficially Owned
---------------------     ---------------------   -------------------------   ------------------
Barry Rubenstein           2,957,686(2, 3, 4, 5)           45.1%                   29.6%

Woodland Venture Fund        821,002(2)                     8.5%                    8.6%

--------
(1) Includes shares of Common Stock issuable upon the exercise of the warrants and the Revwood Option.

(2) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(3) Includes 400,000 shares of Common Stock issuable upon the exercise of the Revwood Warrant.

(4) Includes 257,304 shares of Common Stock and 446,429 shares of Common Stock received upon the consummation of the Exchange Offer by Applewood.

(5) Includes 586,522 shares of Common Stock and 446,429 shares of Common Stock received upon the consummation of the Exchange Offer by 21st Century, T-E and Foreign.

                                    27 of 45

                               Shares of                                     Percentage of Shares
                              Common Stock                                      of Common Stock
          Name            Beneficially Owned(1)   Percent of Voting Control   Beneficially Owned
---------------------     ---------------------   -------------------------  --------------------
Seneca Ventures                 821,002(2)                 8.5%                    8.6%

Woodland Services Corp.         821,002(2)                 8.5%                    8.6%

21st Century                   1,032,951(2, 6)            18.9%                   11.0%
Communications
   Partners, L.P.

21st Century                   1,032,951(2, 7)            18.9%                   11.0%
   Communications T-E
   Partners, L.P.

21st Century                   1,032,951(2, 8)            18.9%                   11.0%
    Communications
    Foreign Partners, L.P.

Michael Marocco                1,032,951(2, 5)            18.9%                   11.0%

Barry Lewis                            0                     0%                      0%

John Kornreich                 1,032,951(2, 5)            18.9%                   11.0%

Harvey Sandler                 1,032,951(2, 5)            18.9%                   11.0%

Andrew Sandler                 1,032,951(2, 5)            18.9%                   11.0%

Barry Fingerhut                1,737,684(2, 4, 5)         35.7%                   18.5%

Irwin Lieber                   1,759,684(2, 4, 5)         35.8%                   18.7%

--------
(6) Includes 398,490 shares of Common Stock and 302,679 shares of Common Stock received upon the consummation of the Exchange Offer. 21st Century disclaims beneficial ownership of 139,136 shares of Common Stock and 103,036 shares of Common Stock received upon the consummation of the Exchange Offer owned by T-E and 48,896 shares of Common Stock and 40,714 shares of Common Stock received upon the consummation of the Exchange Offer owned by Foreign.

(7) Includes 139,136 shares of Common Stock and 103,036 shares of Common Stock received upon the consummation of the Exchange Offer. T-E disclaims beneficial ownership of 398,490 shares of Common Stock and 302,679 shares of Common Stock received upon the consummation of the Exchange Offer owned by 21st Century and 48,896 shares of Common Stock and 40,714 shares of Common Stock received upon the consummation of the Exchange Offer owned by Foreign.

(8) Includes 48,896 shares of Common Stock and 40,714 shares of Common Stock received upon the consummation of the Exchange Offer. Foreign disclaims beneficial ownership of 398,490 shares of Common Stock and 302,679 shares of Common Stock received upon the consummation of the Exchange Offer owned by 21st Century and 139,136 shares of Common Stock and 103,036 shares of Common Stock received upon the consummation of the Exchange Offer owned by T-E.

                                    28 of 45

                               Shares of                                     Percentage of Shares
          Name                Common Stock                                      of Common Stock
                          Beneficially Owned(1)   Percent of Voting Control   Beneficially Owned
                          ---------------------   -------------------------   ------------------
Woodland Partners               821,002(2)                 8.5%                    8.6%

Applewood Associates,           703,733(4)                16.9%                    7.5%
 L.P.

Applewood Capital Corp.         703,733(2, 4)             16.9%                    7.5%

Seth Lieber                     703,733(2, 4)             16.9%                    7.5%

Jonathan Lieber                 703,733(2, 4)             16.9%                    7.5%

Marilyn Rubenstein              821,002(2)                 8.5%                    8.6%

The Marilyn and Barry           821,002(2)                 8.5%                    8.6%
    Rubenstein Family
    Foundation

Brian Rubenstein                104,237(2)                 0.6%                    1.1%

Rebecca Rubenstein              104,237(2)                 0.6%                    1.1%

        (b) Barry Rubenstein has sole power to vote and dispose of 323,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 2.0% and 3.4%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Revwood, Barry Rubenstein may be deemed to have shared power to vote 7,285,886 shares of Common Stock (including 4,651,200 voting rights from the Preferred Stock, 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, and 400,000 shares issuable upon the exercise of the Revwood Warrant), and may be deemed to have shared power to dispose of 2,634,686 shares of Common Stock (including 1,017,857 shares received upon the consummation of the Exchange Offer, 1,000 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock, and 400,000 shares issuable upon the exercise of the Revwood Warrant), representing approximately 26.8% of the outstanding Common Stock.

        The Fund has sole power to vote 459,215 shares of Common Stock, representing approximately 2.8% of the outstanding Common Stock (including 244,800 voting rights from the Preferred Stock and 53,571 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 932,987 shares of Common Stock (including 326,400 voting rights from the Preferred Stock, 71,428 shares received upon the consummation of the Exchange

                                    29 of 45

Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 5.7% of the outstanding Common Stock. The Fund has the sole power to dispose of 214,415 shares of Common Stock (including 53,571 shares received upon the consummation of the Exchange Offer), representing approximately 2.3% of the outstanding Common Stock, and shared power to dispose of 606,587 shares of Common Stock (including 71,428 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 share received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.3% of the outstanding Common Stock.

        Seneca has sole power to vote 306,836 shares of Common Stock, representing approximately 1.9% of the outstanding Common Stock (including 163,200 voting rights from the Preferred Stock and 35,714 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,085,366 shares of Common Stock (including 408,000 voting rights from the Preferred Stock, 89,285 share received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 share received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 6.6% of the outstanding Common Stock. Seneca has the sole power to dispose of 143,636 shares of Common Stock (including 35,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.5% of the outstanding Common Stock, and shared power to dispose of 677,366 shares of Common Stock (including 89,285 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 7.1% of the outstanding Common Stock.

        Woodland Services Corp. has shared power to vote 1,392,202 shares of Common Stock (including 571,200 voting rights from the Preferred Stock, 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non- Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.5% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 821,002 shares of Common Stock (including 124,999 shares received upon the consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.6% of the outstanding Common Stock.

                                    30 of 45

        21st Century has sole power to vote 2,084,289 shares of Common Stock (including 1,383,120 voting rights from the Preferred Stock and 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 12.8% of the outstanding Common Stock. 21st Century has sole power to dispose of 701,169 shares of Common Stock (including 302,679 shares received upon the consummation of the Exchange Offer), representing approximately 7.4% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote 988,662 shares of Common Stock (including 656,880 voting rights from the Preferred Stock, and 143,750 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 331,782 shares of Common Stock (including 143,750 shares received upon the consummation of the Exchange Offer), representing approximately 3.5% of the outstanding Common Stock.

        T-E has sole power to vote 713,004 shares of Common Stock (including 470,832 voting rights from the Preferred Stock and 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 4.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 2,359,947 shares of Common Stock (including 1,569,168 voting rights from the Preferred Stock, and 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 14.5% of the outstanding Common Stock. T-E has sole power to dispose of 242,172 shares of Common Stock (including 103,036 shares received upon the consummation of the Exchange Offer), representing approximately 2.6% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 790,779 shares of Common Stock (including 343,393 shares received upon the consummation of the Exchange Offer), representing approximately 8.4% of the outstanding Common Stock.

        Foreign has sole power to vote 275,658 shares of Common Stock (including 186,048 voting rights from the Preferred Stock and 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.7% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 2,797,293 shares of Common Stock (including 1,853,952 voting rights from the Preferred Stock and 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 17.2% of the outstanding Common Stock. Foreign has sole power to dispose of 89,610 shares of Common Stock (including 40,714 shares received upon the consummation of the Exchange Offer), representing approximately 1.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 943,341 shares of Common Stock (including 405,715 shares received upon the consummation of the Exchange Offer), representing approximately 10.0% of the outstanding Common Stock.

        By virtue of being the sole shareholder, officer and director of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 18.9% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of

                                    31 of 45

Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

        By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 18.9% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

        By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 18.9% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon the consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon the consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

        By virtue of being a manager and majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote 3,072,951 shares of Common Stock, representing approximately 18.9% of the outstanding Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon consummation of the Exchange Offer), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 11.0% of the outstanding Common Stock.

        Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock (received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 0.01% and 0.01%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 5,816,684 shares of Common Stock (including 4,080,000 voting rights from the Preferred Stock, and 892,858 shares received upon consummation of the Exchange Offer), representing approximately 35.7% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 18.4% of the outstanding Common Stock.

        Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer and 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of

                                    32 of 45

InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 5,816,684 shares of Common Stock (including 4,080,000 voting rights from the Preferred Stock, and 892,858 shares received upon consummation of the Exchange Offer), representing approximately 35.7% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock (including 892,858 shares received upon consummation of the Exchange Offer), representing approximately 18.4% of the outstanding Common Stock.

        Applewood has sole power to vote 2,743,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, and 446,429 shares received upon consummation of the Exchange Offer), representing approximately 16.9% of the outstanding Common Stock, and has sole power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

        AC Corp. may be deemed to have shared power to vote 2,743,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock and 446,429 shares received upon consummation of the Exchange Offer), representing approximately 16.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

        By virtue of being an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 2,743,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, and 446,429 shares received upon consummation of the Exchange Offer), representing approximately 16.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

        By virtue of being an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 2,743,733 shares of Common Stock (including 2,040,000 voting rights from the Preferred Stock, and 446,429 shares received upon consummation of the Exchange Offer), representing approximately 16.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock (including 446,429 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

        Woodland Partners has sole power to vote 198,914 shares of Common Stock, representing approximately 1.2% of the outstanding Common Stock (including 163,200 voting rights from the Preferred Stock, and 35,714 shares received upon consummation of the Exchange Offer), and may be deemed to have shared power to vote 1,193,288 shares of Common Stock (including 408,000

                                    33 of 45
voting rights from the Preferred Stock, 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 7.3% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 35,714 shares of Common Stock (representing 35,714 shares received upon consummation of the Exchange Offer), representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 785,288 shares of Common Stock (including 89,285 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non- Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.2% of the outstanding Common Stock.

        By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 1,392,202 shares of Common stock (including 571,200 voting rights from the Preferred Stock, and 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.5% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 821,002 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 1,500 shares received upon the consummation of the exchange in October 1997, of Warrants for Common Stock), representing approximately 8.6% of the outstanding Common Stock.

        The Foundation has sole power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,287,965 shares of Common Stock (including 571,200 voting rights from the Preferred Stock, 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon consummation of the Exchange Offer), representing approximately 7.8% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 716,765 shares of Common Stock (including 124,999 shares received upon consummation of the Exchange Offer, 125,000 shares issuable upon the exercise of the Non- Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500 shares received upon consummation of the Exchange Offer), representing approximately 7.5% of the outstanding Common Stock.

                                    34 of 45

         By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock.

   By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 0.6% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock (including 1,000 shares received upon consummation of the Exchange Offer), representing approximately 1.1% of the outstanding Common Stock.

         (c) Except as reported herein, there were no transactions in any of the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from December 6, 1997 through February 6, 1998, inclusive.

         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

         (e) Not applicable.

ITEM 7.  Material to be Filed as Exhibits

             Exhibit 7.01 -- Agreement, effective as of February 6, 1998, among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-l(f).

             Exhibit 7.02 -- Brian Rubenstein - Power of Attorney.
             Exhibit 7.03 -- Rebecca Rubenstein - Power of Attorney.

                                    35 of 45

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:    February 12, 1998

                                               SENECA VENTURES

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               WOODLAND VENTURE FUND

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               WOODLAND SERVICES CORP.


                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               President

                                               WOODLAND PARTNERS

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               APPLEWOOD ASSOCIATES, L.P.

                                               /s/ Irwin Lieber
                                               ---------------------------------
                                               Irwin Lieber,
                                               A General Partner

                                               APPLEWOOD CAPITAL CORP.

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               President

                                    36 of 45

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein


                                               /s/ Barry Fingerhut
                                               ---------------------------------
                                               Barry Fingerhut


                                               /s/ Irwin Lieber
                                               ---------------------------------
                                               Irwin Lieber


                                               /s/ Jonathan Lieber
                                               ---------------------------------
                                               Jonathan Lieber


                                               /s/ Seth Lieber
                                               ---------------------------------
                                               Seth Lieber


                                               /s/ Marilyn Rubenstein
                                               ---------------------------------
                                               Marilyn Rubenstein


                                               THE MARILYN AND BARRY
                                               RUBENSTEIN FAMILY
                                                FOUNDATION


                                               By: /s/ Barry Rubenstein
                                               ---------------------------------
                                                   Barry Rubenstein, a Trustee


                                                     *
                                               ---------------------------------
                                               Brian Rubenstein

                                                     *
                                               ---------------------------------
                                               Rebecca Rubenstein


By: /s/ Barry Rubenstein
    -----------------------------
    Barry Rubenstein
    Attorney-in-Fact


                                    37 of 45

                     21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name:  Edward Grinacoff
                                     Title: Treasurer

                     21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name:  Edward Grinacoff
                                     Title: Treasurer

                     21ST CENTURY COMMUNICATIONS FOREIGN
                     PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name: Edward Grinacoff
                                     Title: Treasurer

                                    38 of 45

                                               /s/ Michael J. Marocco
                                               ---------------------------------
                                               Michael J. Marocco

                                               /s/ Barry Lewis
                                               ---------------------------------
                                               Barry Lewis

                                               /s/ John Kornreich
                                               ---------------------------------
                                               John Kornreich

                                               /s/ Harvey Sandler
                                               ---------------------------------
                                               Harvey Sandler

                                               /s/ Andrew Sandler
                                               ---------------------------------
                                               Andrew Sandler


ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    39 of 45

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.01 per share ("Common Stock"), and other securities convertible into Common Stock, of Enteractive, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of February 12, 1998.

                                               SENECA VENTURES

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               WOODLAND VENTURE FUND

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               WOODLAND SERVICES CORP.


                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               President

                                               WOODLAND PARTNERS

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein,
                                               A General Partner

                                               APPLEWOOD ASSOCIATES, L.P.

                                               /s/ Irwin Lieber
                                               ---------------------------------
                                               Irwin Lieber,
                                               A General Partner

                                    40 of 45

                                               APPLEWOOD CAPITAL CORP.

                                               By: /s/ Barry Rubenstein
                                                   -----------------------------
                                                   Barry Rubenstein,
                                                   President

                                               /s/ Barry Rubenstein
                                               ---------------------------------
                                               Barry Rubenstein


                                               /s/ Barry Fingerhut
                                               ---------------------------------
                                               Barry Fingerhut


                                               /s/ Irwin Lieber
                                               ---------------------------------
                                               Irwin Lieber


                                               /s/ Jonathan Lieber
                                               ---------------------------------
                                               Jonathan Lieber


                                               /s/ Seth Lieber
                                               ---------------------------------
                                               Seth Lieber


                                               /s/ Marilyn Rubenstein
                                               ---------------------------------
                                               Marilyn Rubenstein


                                               THE MARILYN AND BARRY
                                               RUBENSTEIN FAMILY
                                                FOUNDATION


                                               By: /s/ Barry Rubenstein
                                                   -----------------------------
                                                   Barry Rubenstein, a Trustee


                                               *
                                               ---------------------------------
                                               Brian Rubenstein

                                               *
                                               ---------------------------------
                                               Rebecca Rubenstein


*By: /s/ Barry Rubenstein
     -----------------------------
     Barry Rubenstein
     Attorney-in-Fact


                                    41 of 45

                     21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name:  Edward Grinacoff
                                     Title: Treasurer

                     21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name:  Edward Grinacoff
                                     Title: Treasurer

                     21ST CENTURY COMMUNICATIONS FOREIGN
                     PARTNERS, L.P.

                     By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., general partner

                                 By: /s/ Edward Grinacoff
                                     -----------------------------------
                                     Name: Edward Grinacoff
                                     Title: Treasurer

                                    42 of 45

                                               /s/ Michael J. Marocco
                                               ---------------------------------
                                               Michael J. Marocco

                                               /s/ John Kornreich
                                               ---------------------------------
                                               John Kornreich

                                               /s/ Harvey Sandler
                                               ---------------------------------
                                               Harvey Sandler

                                               /s/ Andrew Sandler
                                               ---------------------------------
                                               Andrew Sandler

                                    43 of 45